Ex. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

MGT Capital Investments, Inc.

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of MGT Capital Investments, Inc. on Form S-3 (No. 333-185214) to be filed on or about January 4, 2013 of our report dated March 1, 2012, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2011 and 2010 and for each of the years in the two year period ended December 31, 2011, which report was included in the Annual Report on Form 10-K filed March 1, 2012. We also consent to the reference to our firm under the heading “Experts” in Amendment No. 1 to such Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Edison, NJ

January 4, 2013